Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-159078, 333-107286, 333-35343, 333-33997, 333-71053, 333-52474, 333-90960, 333-126710, and 333-114140) and Form S-8 (Nos. 333-160317, 333-152774, 333-136370, 333-122491, 333-114465, 333-52482, 333-72531, 333-59305, 333-07959 and 333-42161) of Endologix, Inc. of our report dated August 11, 2010 relating to the financial statements of Nellix, Inc. as of December 31, 2009 and for the period from inception through December 31, 2009 which appears in the Current Report on Form 8-K/A of Endologix, Inc. filed on January 10, 2011.

/s/ Roberto M. Maragoni, CPA

Roberto M. Maragoni, CPA

Berger Lewis Accountancy Corporation

San Jose, California

January 7, 2011